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                                  EXHIBIT 99.1


                     IRT ANNOUNCES STOCK REPURCHASE PROGRAM

ATLANTA (Nov. 18, 1999) -- IRT Property Company (NYSE:IRT) announced today that its Board of Directors has authorized the repurchase of up to $25 million of its outstanding common stock. Repurchases may be made in the open market, through block purchases or in privately negotiated transactions, at the discretion of the Company's management. The stock repurchase program is scheduled to terminate on December 1, 2000.

Thomas H. McAuley, Chairman and Chief Executive Officer, stated, "The shares of our stock are trading at a significant discount to our estimated net asset value. While REITs are a capital intensive business, over the last several months we have continued to evaluate using a portion of our capital for stock repurchases. Given the continued decline of our stock, at the present time, share repurchases represent a compelling value. We intend to fund the repurchases primarily through selected asset sales, using our new $100 million credit facility as an interim source of funds."

A self-administered equity real estate investment trust, IRT specializes in Southeastern United States shopping centers. Anchor tenants include Publix, Kroger, Harris Teeter, Wal-Mart, Kmart and other popular national and regional chain stores. The portfolio of 96 shopping center investments includes approximately 10 million square feet of retail space.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to management and are subject to various risks and uncertainties, including but not limited to those described in the Company's annual report on Form 10-K for the year ended December 31, 1998, under "Special Cautionary Notice Regarding Forward Looking Statements" and "Risk Factors," and otherwise in the Company's SEC reports and filings.